EXHIBIT 21

SUBSIDIARIES OF JANEL CORPORATION

Name	State of Incorporation

Janel Group, Inc.	New York

Indco, Inc.	Tennessee

Aves Labs Inc.	Oregon

Antibodies Inc.	California

PhosphoSolutions, LLC	Nevada

AB Holdco, Inc.	Nevada

IgG, LLC	Michigan

Honor Worldwide Logistics, LLC	Texas